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                    August 3, 2023

       Rasmus Refer
       Chief Executive Officer
       Trustfeed Corp.
       140 Broadway, 46th Floor
       New York, NY 10005

                                                        Re: Trustfeed Corp.
                                                            Registration
Statement on Form 10-12G
                                                            Filed May 31, 2023
                                                            File No. 000-56555

       Dear Rasmus Refer:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology
       cc:                                              Scott Doney